SHARE EXCHANGE AGREEMENT

     THIS SHARE EXCHANGE AGREEMENT (the "Agreement"), dated June 11, 2001, by and between AmeriNet Group.Com, Inc. ("AmeriNet") and Riverview Financial Corp., a California corporation ("Riverview").

                                    RECITALS

     WHEREAS, Riverview is the holder of certain promissory notes of Park City Group, Inc., a Delaware corporation ("PCG"), which notes may be converted into shares of PCG Series A Preferred Stock (which is further convertible into shares of PCG common stock) (collectively, and separately as applicable, the preferred stock and the common stock are referred to as the "Series A Preferred Stock"), pursuant to the terms of a Note Conversion Agreement, dated June 8, 2001, between PCG and Riverview (the "Note Conversion Agreement");

     WHEREAS, AmeriNet and certain shareholders of PCG have entered into a Reorganization Agreement (the "Reorganization Agreement"), dated May 31, 2001, pertaining to the exchange of shares of PCG common stock for shares of AmeriNet common stock; and

     WHEREAS, as a condition to the closing of the Reorganization Agreement, AmeriNet and Riverview will enter into this Agreement whereby AmeriNet will grant to Riverview the right to exchange shares of Series A Preferred Stock for shares of AmeriNet common stock at an exchange price of $0.17 per share.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Exchange Option. AmeriNet hereby grants to Riverview the right and option (the "Option") to exchange the shares of Series A Preferred Stock (including any shares of PCG common stock into which the Series A Preferred Stock may have been converted), received pursuant to the exercise of the right and option granted in the Note Conversion Agreement, for shares of AmeriNet common stock. The number of shares of AmeriNet common stock issuable in the exchange shall be based on a share price for the Series A Preferred Stock (including any shares of PCG common stock into which the Series A Preferred Stock may have been converted) of $1.00 and a share price of $0.17 for the AmeriNet common stock, adjusted for any stock splits, combinations, recapitalizations and the like. By way of example, one share of Series A Preferred Stock may be exchanged for approximately 5.88 shares of AmeriNet common stock ($1.00 / $0.17). No fractional shares of AmeriNet common stock shall be issued in the exchange of Series A Preferred Stock. All shares (including fractions thereof) issuable upon exchange shall be aggregated, and if after such aggregation, the exchange would result in the issuance of any fractional share, AmeriNet shall, in lieu of issuing any fractional share, issue a whole share.

     2. Option Exercise. Riverview may exercise the Option once, or from time to time, as to all or any remaining Series A Preferred Stock by delivering or mailing written notice of its election to AmeriNet specifying the number of shares for conversion. Riverview shall deliver the share certificate for the Series A Preferred Stock together with a stock power transferring the number of shares designated for conversion, and AmeriNet shall execute and deliver to Riverview, or to Riverview's designee, certificates for the corresponding number of shares of AmeriNet common stock for which the Series A Preferred Stock is being exchanged, and shall cause PCG to deliver to Riverview a share certificate for any balance of the certificate tendered by Riverview. If the Option is exercised as to shares of Series A Preferred Stock which have not been converted into shares of PCG common stock, the option to convert the Series A Preferred Stock into PCG common stock will be deemed automatically exercised and AmeriNet will receive shares of PCG common stock in the exchange.

     3.   Representations and Warranties of Riverview. By delivery of the Series
          A  Preferred  Stock  share  certificate(s)  for  exchange,   Riverview
          represents and warrants to AmeriNet that:

          (a) It has full corporate power and authority to enter into and perform this Agreement; this Agreement has been duly authorized by all requisite action on Riverview's part; and this Agreement has been executed and delivered by duly authorized officers of Riverview.

          (b) It holds legal and equitable title to the shares of Series A Preferred Stock tendered for exchange, and has not assigned, transferred, pledged or hypothecated such title.



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          (c)  It is acquiring the AmeriNet common stock for its own account for investment purposes, and not with a view to the distribution thereof.

          (d) It agrees that it will not sell or assign the AmeriNet common stock unless the stock is registered or the transaction is exempt from registration under the Act.

          (e) It is an accredited investor as such term is defined in Rule 501 of Regulation D of the Securities Act of 1933.

     4. Representations and Warranties of AmeriNet. AmeriNet represents and warrants to Riverview that:

          (a) It has sufficient shares of AmeriNet common stock reserved for issuance hereunder.

          (b) The shares of AmeriNet common stock issued hereunder will be fully paid, non-assessable and free from all preemptive rights, taxes, liens and charges (other than taxes in respect of any transfer occurring contemporaneously with such issue).

          (c) It has full corporate power and authority to enter into and perform this Agreement; this Agreement has been duly authorized by all requisite action on AmeriNet's part; and this Agreement has been executed and delivered by duly authorized officers of AmeriNet. AmeriNet represents that it has taken all actions and obtained all approvals necessary for the issuance of the shares of AmeriNet common stock hereunder.

     5. Registration. If at any time AmeriNet shall propose to file a registration statement under the Act with respect to any class of security (other than a registration relating solely to the sale of securities to participants in its stock or stock option plan or a registration in connection with a bona fide business acquisition of or by AmeriNet), AmeriNet shall in each case timely notify Riverview in writing and include in such registration statement any or all of the shares of AmeriNet common stock obtained hereunder as Riverview may request (Riverview is limited to registering 4,000,000 shares in AmeriNet's first registration statement filed after the closing of the Reorganization Agreement) within twenty (20) days after such notice, subject to such restrictions and conditions as may be imposed by the underwriter in connection with any underwritten offering. In addition to the foregoing, AmeriNet will prepare and file a registration statement under the Act at the request of Riverview from time to time, sufficient to permit the sale or distribution of all or any portion of the shares of AmeriNet common stock issued hereunder. AmeriNet will use its best efforts to cause any registration statement hereunder to become effective as promptly as practical and to maintain the effectiveness so as to permit the resale of the registered securities until such securities are sold. AmeriNet will use its best efforts to register or qualify the securities covered by any such registration in such jurisdictions as Riverview may reasonably request. All registration expenses incurred in connection with any registration, qualification or compliance with this paragraph shall be borne by AmeriNet.

     6. Further Assurances. Each party will execute such other documents, instruments or agreements, and take or cause to be taken such other actions as may be reasonably necessary to effectuate the intent of this Agreement.

     7. Invalidity. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement.

     8. Governing Law. This Agreement shall be governed and construed in all respects in accordance with the laws of the State of Utah.



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     9.   Transfer.  The  rights  granted  hereunder  may  only be  assigned  in connection with a transfer of the AmeriNet common stock issued hereunder. Riverview shall give written notice to AmeriNet at the time of any such transfer stating the name and address of the transferee and identifying the shares with respect to which the rights under this Agreement are being assigned.

     10.  Counterparts.   This   Agreement  may  be  executed  in  one  or  more
          counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

     IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed as of the day and year first above written.

                      "AMERINET" AMERINET GROUP.COM, INC.,
                             a Delaware corporation

                                             By:  /s/ Edward Dmytryk
                                           Name:      Edward Dmytryk
                                          Title:      President

                     "RIVERVIEW" RIVERVIEW FINANCIAL CORP.,
                            a California corporation

                                             By:  /s/ Randall K. Fields
                                           Name:      Randall K. Fields
                                          Title:      President